Exhibit 2.1

Execution Version

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Business Combination Agreement, dated as of October 4, 2023 (the “Business Combination Agreement”), by and among by and among Golden Arrow Merger Corp., a Delaware corporation (“GAMC”), Beam Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Bolt Threads, Inc., a Delaware corporation (the “Company”), is made and entered into as of June 10, 2024 by and among GAMC, Merger Sub and the Company. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Business Combination Agreement.

RECITALS

WHEREAS, GAMC, Merger Sub and the Company are parties to the Business Combination Agreement (the “Parties”);

WHEREAS, GAMC, Sponsor and the Company propose to enter into, simultaneously herewith, an amendment to that certain Sponsor Support Agreement, dated as of October 4, 2023, by and among GAMC, Sponsor and the Company (such agreement, the “Sponsor Support Agreement” and such amendment, the “Sponsor Support Agreement Amendment”), providing that those certain shares of New GAMC Common Stock held by the Sponsor subject to an “earnout” shall vest as of the Closing;

WHEREAS, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment; and

WHEREAS, Section 9.04 of the Business Combination Agreement provides that, prior to the Effective Time, the Business Combination Agreement may not be amended except by an instrument in writing signed by each of the Parties.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parties agree as follows:

Agreement

1.	Amendment to the Business Combination Agreement.

a.	Section 2.05(b) of the Business Combination Agreement is amended in its entirety to provide as follows:

“GAMC shall take all lawful actions so that, at the Effective Time, (i) the directors of GAMC shall consist of a total of nine (9) directors, of which (A) two (2) directors shall be designated by the Company, who shall be the founders of the Company, (B) two (2) directors shall be designated by Sponsor, who shall be reasonably acceptable to the Company, and (C) five (5) directors shall qualify as an “independent director” as such term is defined in Nasdaq Listing Rule 5605(a)(2) and shall be designated by the Chief Executive Officer of the Company in good faith consultation with GAMC, and (ii) the officers of GAMC shall be those individuals that are designated by the Company in good faith consultation with GAMC, in each case, each to hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in accordance with the GAMC Second Amended and Restated Certificate of Incorporation and the GAMC Amended Bylaws.”

b.	Section 9.01(b) of the Business Combination Agreement is amended in its entirety to provide as follows:

“by either GAMC or the Company, by written notice to the other party if the Effective Time shall not have occurred on or prior to September 16, 2024 or such earlier date as the board of directors of GAMC determines not to extend the deadline by which GAMC must consummate an initial business combination (the “Outside Date”); provided, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party if such party’s breach of any of its obligations under this Agreement is the principal cause of the failure of the Effective Time to have occurred before the Outside Date; or”.

2. Waiver. Except as expressly provided herein, this Amendment shall not constitute an amendment, modification or waiver of any provision of the Business Combination Agreement or any rights or obligations of any party under or in respect of the Business Combination Agreement. Except as modified by this Amendment, the Business Combination Agreement shall continue in full force and effect. Upon the execution of this Amendment by the Parties, each reference in the Business Combination Agreement to “this Agreement” or the words “hereunder,” “hereof,” “herein” or words of similar effect referring to the Business Combination Agreement shall mean and be a reference to the Business Combination Agreement as amended by this Amendment, and a reference to the Business Combination Agreement in any other instrument or document shall be deemed a reference to the Business Combination Agreement as amended by this Amendment. This Amendment shall be subject to, shall form a part of, and shall be governed by, the terms and conditions set forth in the Business Combination Agreement, as amended by this Amendment.

3.  General. Article X of the Business Combination Agreement shall apply to this Amendment mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

GOLDEN ARROW MERGER CORP.

By	/s/ Timothy Babich
Name:	Timothy Babich
Title:	Chief Executive Officer

BEAM MERGER SUB, INC.

By	/s/ Timothy Babich
Name:	Timothy Babich
Title:	President

BOLT THREADS, INC.

By	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]